Exhibit 10.72

EIGHTH AMENDMENT TO LEASE AGREEMENT

THIS EIGHTH AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into as of April 1, 2024 (the “Amendment Effective Date”), by and between IIP-NY 2 LLC, a Delaware limited liability company (“Landlord”), and Vireo Health of New York, LLC, a New York limited liability company (“Tenant”).

RECITALS

WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement dated as of October 23, 2017, as amended by that certain First Amendment to Lease Agreement dated as of December 7, 2018, as further amended by that certain Second Amendment to Lease Agreement dated as of April 10, 2020, as further amended by that certain Third Amendment to Lease Agreement dated as of September 24, 2021, as further amended by that certain Fourth Amendment to Lease Agreement dated as of February 24, 2023, as further amended by that certain Fifth Amendment to Lease Agreement dated as of October 27, 2023, as further amended by that certain Sixth Amendment to Lease Agreement dated as of March 5, 2024, and as further amended by that certain Seventh Amendment to Lease Agreement dated March 11, 2024 (collectively, the “Existing Lease”), whereby Tenant leases the premises from Landlord located at 256 County Route 117 in Perth, New York; and

WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.

Extension of Lease Termination Option. Pursuant to Tenant’s request, Landlord has agreed to further extend the notice and termination dates with respect to Tenant’s option to terminate the Lease pursuant to Section 5 of the Fifth Amendment to the Lease as noted in the Recitals above. Accordingly, Section 5 of the Fifth Amendment of the Lease is hereby deleted in its entirety and replaced with the following:

“One-Time Lease Termination Option. So long as there is no material default or any Default that has occurred and is continuing, Tenant shall have a one-time right, exercisable by written notice (the

“Lease Termination Notice”) delivered to Landlord on or before June 15, 2024 (the “Termination Notice Expiration Date”), to terminate the Lease (the “Lease Termination”) effective as of a date specified therein that is on or before June 30, 2024 (the “Lease Termination Date”); provided that, on or prior to the Lease Termination Date: (a) Tenant pays to Landlord the sum of Fourteen Million Dollars ($14,000,000.00) (the “Lease Termination Fee”); (b) Tenant pays all amounts due and owing as Rent up to and through the Lease Termination Date; (c) Tenant vacates and surrenders the Premises to Landlord in the condition required by the Lease; (d) prior to the Lease Termination Date, Tenant has not surrendered, terminated, transferred or assigned its rights in any permits, licenses or approvals required by the applicable state and local authorities for the operation of the Premises as a licensed cannabis cultivation and processing facility, nor has Tenant entered into any contract or other agreement of any kind with any party regarding the foregoing; and (e) prior to the Lease Termination Date, no affiliate of Tenant under any Additional Lease Agreement shall have surrendered, terminated, transferred or assigned its rights in any permits, licenses or approvals required by the applicable state and local authorities for the operation of the premises as a licensed cannabis cultivation and processing facility, nor has such tenant entered into any contract or other agreement of any kind with any party regarding the foregoing. In the event that Tenant fails to deliver a Lease Termination Notice on or before the Termination Notice Expiration Date (as the same may be extended pursuant to this Section 5) or otherwise fails to satisfy the requirements of this Section 5 as set forth herein, then Tenant shall be deemed to have waived the right to terminate the Lease pursuant to this Section 5 and the provisions of this Section 5 shall be deemed null, void and of no further force and effect. Tenant agrees to reasonably cooperate with Landlord to transition any necessary utilities or security or other Building systems as reasonably requested by Landlord to ensure adequate safety, ongoing maintenance and security of the Premises.”

Tenant’s Purchase Option. Subject to the terms and conditions set forth herein, commencing as of the Amendment Effective Date and continuing through March 27, 2026 (the “Purchase Option Exercise Deadline”), Tenant shall have the one-time right to send written notice to Landlord (the “Purchase Option Exercise Notice”) indicating Tenant’s election to purchase the Premises, subject to and in accordance with the provisions of this Section 3 (the “Purchase Option”). For the avoidance of doubt, in the event that Tenant fails to deliver a Purchase Option Exercise Notice on or before the Purchase Option Exercise Deadline, the provisions of this Section 3 shall be deemed deleted and the Purchase Option shall be deemed terminated, null and void. Furthermore, notwithstanding any provision herein, Tenant shall not have the right to exercise the Purchase Option pursuant to this Section 3 so long as Tenant is in default under any provisions of this Lease and until such time as Tenant has cured the specified default to Landlord’s reasonable satisfaction, if such default is susceptible to being cured. In the event that Tenant timely delivers Tenant’s Purchase Option Exercise Notice, then Landlord and Tenant shall negotiate in good faith to enter into a purchase and sale agreement (the “Premises Purchase Agreement”) within thirty (30) days following Landlord’s receipt of the Purchase Option Exercise Notice from Tenant, pursuant to which Landlord shall agree to sell and convey the Premises to Tenant in accordance with the terms and conditions herein. The purchase price to be paid by Tenant to Landlord for the Premises shall be the amount corresponding to the time period below during which the closing of the acquisition occurs (the “Premises Purchase Price”):

Purchase Price:   Closing Date:

$81,000,000April 1, 2024 – September 30, 2024 $83,400,000October 1, 2024 – March 31, 2025 $85,900,000April 1, 2025 – September 30, 2025 $88,500,000October 1, 2025 – March 31, 2026

The Premises Purchase Agreement shall include the following additional terms and conditions: (a) Tenant shall take title to the Premises in its “AS IS, WHERE IS” condition with all defects and without any representation or warranty from Landlord regarding the Premises; (b) Tenant shall be responsible for all costs and expenses incurred in connection with the transactions contemplated by this Section 3 (including any Landlord financing transaction as provided below and Landlord’s reasonable costs, including reasonable attorneys’ fees); (c) the closing of the sale of the Premises shall take place no later than sixty (60) days after the date of the Purchase Option Exercise Notice; and (d) Tenant shall indemnify, defend and hold Landlord harmless from and against any Claims arising from Tenant’s ownership and/or occupancy of the Premises following the sale of the Premises. Tenant may elect to have Landlord finance a portion of the Premises Purchase Price in accordance with this Section 3 by indicating such election in Tenant’s Purchase Option Exercise Notice, in which case the Premises Purchase Agreement shall provide that (w) the Premises Purchase Price shall be paid at closing as follows: (i) no less than $30,000,000.00 shall be paid to Landlord in cash at closing; and (ii) Tenant shall deliver a duly executed promissory note (the “Note”) in the original principal amount of the remaining balance of the Premises Purchase Price, which debt shall accrue interest at a rate of 15% per annum on the unpaid balance and Tenant shall pay payments of the monthly accrued interest until the maturity date, which shall be one (1) year after the closing of the acquisition, provided that Tenant shall have the option to prepay all or a portion of such debt at any time without penalty and so long as there is no default, Tenant shall have two (2) options to extend the maturity date for a one (1) year period each on the same terms but subject to and contingent upon Tenant delivering an extension fee equal to 1% of the unpaid balance due to Landlord; (x) the Note will be secured by Tenant granting to Landlord a first priority lien in the Premises as of the closing, which shall be perfected by recording a mortgage, assignment of rents and security agreement against the Premises at closing and filing any appropriate filing statements; (y) Tenant’s obligations under the Note, Mortgage and any other customary loan documents executed in connection therewith (collectively, the “Loan Documents”) shall be unconditionally guaranteed by Guarantor pursuant to a separate guaranty in form and substance reasonably acceptable to Landlord; and (z) Tenant’s obligations under the Loan Documents shall be cross defaulted with any Additional Lease Agreements. In the event that Tenant defaults under the Premises Purchase Agreement or the Premises Purchase Agreement is terminated for any reason other than due to a default by Landlord, the provisions of this Section 3 shall be deemed deleted and the Purchase Option shall be deemed terminated, null and void.

Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless the Landlord Indemnitees for, from and against any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by it or claiming to have been employed or engaged by it.

Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.

LANDLORD:

IIP-NY 2 LLC,
a Delaware limited liability company

By: /s/ Brian Wolfe
Name: Brian Wolfe
Title: Vice President, General Counsel and Secretary

TENANT:

VIREO HEALTH OF NEW YORK, LLC,
a New York limited liability company

By: /s/ Josh Rosen
Name:
Title:

1